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                                                                    Exhibit 12.1

                    Standard Pacific Corp. and Subsidiaries
           Ratio of Earnings to Fixed Charges - Continuing Operations

                             (Dollars in thousands)

                                                           For the Year Ended December 31,
                                           --------------------------------------------------------------
                                              2001         2000         1999         1998         1997
                                           ----------   ----------   ----------   ----------   ----------
Fixed charges:
    Total Interest Incurred                $  49,478    $  39,627    $  35,151    $  29,010    $  17,026
    Interest factor in lease rentals             400          400          400          400          400
                                           ----------   ----------   ----------   ----------   ----------
    Fixed Charges                          $  49,878    $  40,027    $  35,551    $  29,410    $  17,426
                                           ==========   ==========   ==========   ==========   ==========

Earnings & Adjustments:
    Income from continuing operations
        before income taxes                $ 184,476    $ 166,147    $ 114,063    $  80,894    $  41,046

    Add (Deduct):
        Noncash charges (1)                    5,400          -            650          -            -
        Income from unconsolidated
           joint ventures                    (26,675)     (16,478)      (6,201)      (4,158)      (3,787)
        Cash distributions from
           unconsolidated joint ventures      26,533        7,136        6,363        4,270        1,197
        Fixed charges, above                  49,878       40,027       35,551       29,410       17,426
        Capitalized interest                 (45,320)     (36,028)     (33,632)     (27,842)     (12,044)
        Amortization of previously
           capitalized interest               39,990       33,854       27,401       26,399       23,475
                                           ----------   ----------   ----------   ----------   ----------
    Adjusted Earnings                      $ 234,282    $ 194,658    $ 144,195    $ 108,973    $  67,313
                                           ==========   ==========   ==========   ==========   ==========

    Ratio of Earnings to Fixed Charges           4.7          4.9          4.1          3.7          3.9
                                           ==========   ==========   ==========   ==========   ==========

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  (1) Nonrecurring noncash charges of $5.4 million in 2001 related to a noncash write-down of one homebuilding project in the San Francisco Bay Area to its estimated fair value and a nocash charge of $650,000 in 1999 related to the write-down of leasehold improvements.